Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Veru, Inc. (“the Company”) of our report dated October 18, 2017 with respect to the balance sheets of Aspen Park Pharmaceuticals, Inc. as of September 30, 2016, 2015 and 2014, and the related statements of operations, changes in stockholders’ deficit and cash flows for the years ended September 30, 2016, 2015 and the period from June 9, 2014 to September 30, 2014 included in the Company’s Form 8-K dated October 25, 2017 and Form 8-K/A dated January 17, 2017, and to the reference to our firm under the heading “Experts” in the Prospectus.

LIGGETT & WEBB, P.A.

Certified Public Accountants

Boynton Beach, Florida

October 25, 2017